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                                                                     EXHIBIT 4.4


                            SECURED PROMISSORY NOTE


$7,000,000.00                                                     April 10, 1997


                 For value received, the undersigned, LV Foods, LLC, a Delaware limited liability company (hereinafter referred to as the "Debtor"), hereby promises to pay to Carolyn M. Johnson, Trustee u/d/t dated October 29, 1994 or order (hereinafter referred to as the "Holder"), the principal sum of Seven Million Dollars ($7,000,000.00).

                 1. Interest. Interest on the unpaid principal amount of this Note shall accrue from the date of issuance at a rate per annum (computed on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) days) equal to eight percent (8%).

                 2.       Payments.

                          2.1      Required.  The Debtor shall pay to the
Holder all amounts owing hereunder when such amounts are due. Interest payments shall be due and payable quarterly commencing on the 30th day of July, 1997, and on the 30th day of each October, January, April and July thereafter until this note is paid in full. Principal, together with any accrued interest, shall be due and payable on the earlier to occur of (i) April 10, 2004, and (ii) the date on which the Debtor consummates the sale or other transfer to any unaffiliated third party of all or substantially all of its equity interest in La Victoria Foods, Inc., a California corporation (the "Maturity Date").

                          2.2      Prepayment.  The Debtor may prepay the Note
in whole at any time, or in part from time to time, without premium or penalty, each such prepayment to be accompanied by the payment of accrued interest to the date of such prepayment on the amount prepaid. Partial prepayments of this Note shall be applied first to accrued and unpaid interest, then to other amounts due hereunder and then to principal.

                 3.       Payments of Note - Place and Manner.

                          3.1      Place.  All payments of principal and
interest hereunder shall be made to the Holder of the Note at 1300 Westhaven Road, San Marino, CA 91108, or any such other place as the Holder shall have notified the Debtor in accordance with Section 5.4 hereof.

                          3.2      Business Days.  Notwithstanding anything to
the contrary contained herein, if any amount of principal or interest is due hereunder on a day which is not a business day (a day other than a Saturday, Sunday or public holiday in Los Angeles, California), the due date thereof shall be extended to the




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immediately succeeding business day and interest thereon shall accrue during the period of such extension at the rate provided therefor in this Note (but shall not affect the amount of the payment).

         4. Default; Security; Acceleration. This Note is the Note referred to in the Note Agreement of even date herewith between Debtor and Holder (as the same may be amended, modified, renewed, extended, supplemented, increased, restated, refinanced, refunded or replaced from time to time, the "Note Agreement"). Reference is made to the Note Agreement for provisions relating to default, remedies and acceleration of the maturity hereof, including, without limitation, Section 7.2. This Note is secured by that certain Stock Pledge Agreement of even date herewith entered into by and between Debtor and Holder (as the same may be amended, modified, renewed, extended, supplemented, restated or replaced, the "Stock Pledge Agreement"). If Debtor is in default on any payment due hereunder or under the Note Agreement or Stock Pledge Agreement, or if Debtor breaches in any material respect any of the covenants set forth in the Note Agreement or the Stock Pledge Agreement, and fails to cure such default or breach prior to the expiration of all applicable notice and cure periods, this Note shall become immediately due and payable in full.

         5.      General.

                 5.1 Successors and Assigns. This Note, and the obligations and rights hereunder, shall be binding upon and inure to the benefit of the Debtor, the Holder of this Note, and their respective heirs, successors and assigns. The Holder hereof shall have the right to assign or transfer this Note or any of Holder's rights or obligations hereunder, subject to the limitations therein in Section 8.11 of the Note Agreement.

                 5.2 Amendment; Waiver. Changes in or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Debtor and the Holder of this Note.

                 5.3 Currency. All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

                 5.4 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by one party on the other shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by messenger, express courier or overnight courier) one business day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses is given in writing by such party) as follows:


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
in the case of Debtor, to:
                                           LV Foods, LLC
                                           250 Montgomery Street
                                           San Francisco, California 94104
                                           Attn:  Charles H. Esserman

With a copy to:
                                           Ronald J. Silverman, Esq.
                                           Weissmann, Wolff, Bergman, Coleman & Silverman,
                                            LLP
                                           9665 Wilshire Blvd., Suite 900
                                           Beverly Hills, CA 90212-2316

and, in the case of Holder, to:
                                           Mrs. Carolyn M. Johnson
                                           1300 Westhaven Road
                                           San Marino, CA 91108

with a copy to:

                                           Fulbright & Jaworski L.L.P.
                                           865 South Figueroa Street, 29th Floor
                                           Los Angeles, CA 90017
                                           Attn:  Harry L. Hathaway, Esq.

or to such other address as Debtor or Holder may designate by notice in writing to the other. The party giving notice shall use its reasonable efforts to confirm such notice by telephone.

                 5.5 Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California governing contracts made and to be performed entirely within the State.



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                 5.6   Titles and Subtitles.  The titles for the Sections and
Subsections of this Note are for reference only and are not to be considered in construing this Note.

         IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the undersigned Debtor.


                                  LV FOODS, LLC, a Delaware limited liability company

                                  By:  TSG2, L.P., a Delaware limited
                                       partnership, its managing member



                                  By:  TSG2 Partners, a Delaware limited
                                       partnership, its general partner

                                  By:  /s/ CHARLES H. ESSERMAN
                                       ----------------------------------------
                                       Charles H. Esserman, General Partner


                 This Secured Promissory Note is made pursuant to that certain Note Agreement between Debtor and Holder dated as of April 10, 1997.



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